EXHIBIT 12

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                                              THREE MONTHS ENDED MARCH 31
(Dollars in Millions)                                                                                                1995
EARNINGS
 1.     Net income                                                                                                 $133.8
 2.     Applicable income taxes                                                                                      78.8
 3.     Net income before taxes (1 + 2)                                                                            $212.6
 4.     Fixed charges:
        a.     Interest expense excluding interest on deposits                                                      $83.9
        b.     Portion of rents representative of interest and amortization of debt expense                           6.3
        c.     Fixed charges excluding interest on deposits (4a + 4b)                                                90.2
        d.     Interest on deposits                                                                                 178.4
        e.     Fixed charges including interest on deposits (4c + 4d)                                              $268.6
 5.     Amortization of interest capitalized                                                                       $  1.2
 6.     Earnings excluding interest on deposits (3 + 4c + 5)                                                        304.0
 7.     Earnings including interest on deposits (3 + 4e + 5)                                                        482.4
 8.     Fixed charges excluding interest on deposits (4c)                                                            90.2
 9.     Fixed charges including interest on deposits (4e)                                                           268.6
RATIO OF EARNINGS TO FIXED CHARGES
10.     Excluding interest on deposits (line 6/ line 8)                                                              3.37
11.     Including interest on deposits (line 7/ line 9)                                                              1.80
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